CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "The Fund's Financial Highlights" in the Class A and Class B Shares Prospectuses and "Independent Auditors" in the Class A and Class B Shares Statements of Additional Information and to the use of our reports on the financial statements and financial highlights of John Hancock Growth Fund and the John Hancock Special Value Fund (the two portfolios constituting John Hancock Capital Series) dated February 9, 1996, in this Post-Effective Amendment Number 45 to Registration Statement (Form N-1A No. 2-29502) dated April 1, 1996.


                                                   /s/Ernst & Young LLP

                                                   Ernst & Young LLP
Boston, Massachusetts
March 22, 1996